PURCHASE AND SALE AGREEMENT

GLACIER LAKE MINERAL CLAIMS

BETWEEN

ALBERTA STAR DEVELOPMENT CORP.

AND

LANE DEWAR

TREVOR TEED

ANDY DUPRAS

TED BURYLO

Dated as of the 6th day of July, 2005

PURCHASE AND SALE AGREEMENT

THIS AGREEMENT made as of the 6th day of July, 2005

AMONG:

ALBERTA STAR DEVELOPMENT CORP., a company existing under the laws of the Province of Alberta and having its head office at 200 – 675 West Hastings Street, Vancouver, British Columbia, V6B 1N2

(“Alberta Star”)

AND:

LANE DEWAR, of P.O. Box 1059, Yellowknife, Northwest Territories, X1A 2N8

TREVOR TEED, of 11 Horton Crescent, Yellowknife, Northwest Territories, X1A 3B8

ANDY DUPRAS, of, #3-5115 52nd Ave, Yellowknife, Northwest Territories, X1A 1A3

TED BURYLO, of Suite 521, 141-757 West Hastings Street, Vancouver, B.C., V6C 1A1

(collectively, the “Vendors”)

WHEREAS:

A. Collectively, the Vendors are the registered and beneficial owners of a 100% interest in four mineral claims totalling 5,990.40 acres, 1 mile east of Port Radium on Great Bear Lake, NWT, known as the Glacier Lake mineral claims, located approximately 263 miles north of Yellowknife, Northwest Territories which claim is more particularly described in Schedule “A” to this Agreement (collectively, the "Claims");

B. The Vendors have agreed to sell and Alberta Star has agreed to purchase a 100% right, interest and title in and to the Claims upon the terms and conditions hereinafter set forth;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and provisos herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1. VENDORS’ REPRESENTATIONS

1.1 The Vendors collectively represent and warrant to Alberta Star that:

(a) the Vendors are collectively the registered and beneficial owners of a 100% interest in the Claims and holds the right to transfer title to the Claims;

(b) the Vendors hold their interest in the Claims free and clear of all liens, charges and claims of others, and the Vendors have a free and unimpeded right of access to the Claims and has use of the Claims surface for the herein purposes;

(c) the Claims have been duly and validly located and recorded in a good and miner-like manner pursuant to the laws of the Northwest Territories and is in good standing in the Northwest Territories as of the date of this Agreement;

(d) there are no adverse claims or challenges against or to the Vendors’ ownership of or title to their interest in the Claims nor to the knowledge of any of the Vendors is there any basis therefor, and there are no outstanding agreements or options to acquire or purchase the Claims or any portion thereof;

(e) the Vendors have the full right, authority and capacity to enter into this Agreement without first obtaining the consent of any other person or body corporate and the consummation of the transaction herein contemplated will not conflict with or result in any breach of any covenants or agreements contained in, or constitute a default under, or result in the creation of any encumbrance under the provisions of any indenture, agreement or other instrument whatsoever to which any of the Vendors is a party or by which they are bound or to which they are subject; and

(f) No proceedings are pending for, and the Vendors are unaware of any basis for, the institution of any proceedings which could lead to the placing of any of them in bankruptcy, or in any position similar to bankruptcy.

1.2 The representations and warranties of the Vendors set out in paragraph 1.1 above form a part of this Agreement and are conditions upon which Alberta Star has relied in entering into this Agreement and shall survive the acquisition of any interest in the Claims by Alberta Star.

1.3 The Vendors will indemnify Alberta Star from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement or condition made by the Vendors and contained in this Agreement.

2. ALBERTA STAR'S REPRESENTATIONS

Alberta Star warrants and represents to the Vendors that it is a body corporate, duly incorporated under the laws of the Province of Alberta with full power and absolute capacity to enter into this Agreement and that the terms of this Agreement have been authorized by all necessary corporate acts and deeds in order to give effect to the terms hereof.

3. SALE OF CLAIMS

3.1 The Vendors hereby sell, grant and devise to Alberta Star a 100% undivided right, title and interest in and to the Claims, subject to a 2% net smelter returns royalty.

(a) paying $30,000 cash; and

(b) issuing 360,000 common shares in its capital

to the Vendors, subject to TSX Venture Exchange acceptance for filing.

3.2 Alberta Star shall pay and issue the consideration due to the Vendors in pro rata amounts to each of them.

4. CLOSING

The sale and purchase of the interest in the Claims shall be closed on the 2nd business day following TSX Venture Exchange acceptance for filing of this Agreement at the offices of Alberta Star, 200 - 675 West Hastings Street, Vancouver, British Columbia, or such other place and time acceptable to both parties.

5. NET SMELTER RETURNS ROYALTY

5.1 For the purposes of this Agreement, "net smelter returns" shall mean the net amount shown due by the smelter or other place of sale from the sale of mineral products, as indicated by its returns or settlement sheets, after payment of:

(a) all freight charges from the shipping point to the smelter or other place of sale;

(b) all other proper treatment or other charges at such smelter or other place of sale; and

(c) provincial or federal royalties due and payable on production, if any.

5.2 For the purposes of paragraph 5, "commercial production" shall not include milling of ores for the purpose of testing or milling by a pilot plant or milling during an initial tune-up period of a plant.

5.3 On the date Alberta Star commences commercial production on the Claims, the Vendors shall be entitled to receive and Alberta Star shall pay to the Vendors 1% of net smelter returns.

5.4 Alberta Star may, at any time, purchase the Vendors' 1% net smelter returns royalty for a one-time payment of $1,000,000.

5.5 Alberta Star shall be under no obligation whatsoever to place the Claims into commercial production and in the event they are placed into commercial production, Alberta Star shall have the right, at any time, to curtail or suspend such production as it, in its absolute discretion, may determine.

5.6 Net smelter returns and the payments payable to the Vendors hereunder shall be adjusted and paid quarterly, and within 90 days after the end of each fiscal year during which the Claims were in commercial production, the records relating to the calculation of net smelter returns during that fiscal year shall be audited and any adjustments shall be made forthwith, and the audited statements shall be delivered to the Vendors who shall have 60 days after receipt of such statements to question in writing their accuracy and failing such question, the statements shall be deemed correct.

5.7 The Vendors or their representatives duly appointed in writing shall have the right at all reasonable times, upon written request, to inspect those books and financial records of Alberta Star which are relevant to the determination of net smelter returns, and, at the expense of the Vendors, to make copies thereof.

6. FORCE MAJEURE

If Alberta Star is prevented from or delayed in complying with any provisions of this Agreement by reason of strikes, labour disputes, lockouts, labour shortages, power shortages, fires, wars, acts of God, governmental regulations restricting normal operations or any other reason or reasons beyond the control of Alberta Star, the time limited for the performance of the various provisions of this Agreement as set out above shall be extended by a period of time equal in length to the period of such prevention and delay, and Alberta Star, insofar as is possible, shall promptly give written notice to the Vendors of the particulars of the reasons for any prevention or delay under this section, and shall take all reasonable steps to remove the cause of such prevention or delay and shall give written notice to the Vendors as soon as such cause ceases to exist.

7. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

8. NOTICE

8.1 Any notice required to be given under this Agreement shall be deemed to be well and sufficiently given if delivered to the address for each party first noted above.

8.2 Either party may from time to time by notice in writing change its address for the purpose of this paragraph.

9. RELATIONSHIP OF PARTIES

Nothing contained in this Agreement shall, except to the extent specifically authorized hereunder, be deemed to constitute either party a partner, agent or legal representative of the other party.

10. FURTHER ASSURANCES

The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

11. TIME OF ESSENCE

Time shall be of the essence of this Agreement.

12. TITLES

The titles to the respective sections hereof shall not be deemed a part of this Agreement but shall be regarded as having been used for convenience only.

13. CURRENCY

All funds referred to under the terms of this Agreement shall be funds designated in the lawful currency of Canada.

14. NONSEVERABILITY

This Agreement shall be considered and construed as a single instrument and the failure to perform any of the terms and conditions in this Agreement shall constitute a violation or breach of the entire instrument or Agreement and shall constitute the basis for cancellation or termination.

15. APPLICABLE LAW

The situs of the Agreement is Vancouver, British Columbia, and for all purposes this Agreement will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Province of British Columbia.

16. ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns.

17. COUNTERPARTS

This Agreement may be executed in several parts, and by facsimile, in the same form and such parts so executed shall together constitute one original Agreement and such parts, if more than one, shall be read together and construed as if all the signing parties hereto had executed one copy of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed as of the day and year first above written.

ALBERTA STAR DEVELOPMENT CORP.

PER: /s/ Tim Coupland

Authorized Signatory

/s/ TED BURYLO

/s/ LANE DEWAR

/s/ TREVOR TEED

/s/ ANDY DUPRAS

SCHEDULE "A"

TO THAT CERTAIN AGREEMENT MADE AS OF JULY 6th, 2005

BETWEEN ALBERTA STAR DEVELOPMENT CORP.,

LANE DEWAR, TREVOR TEED ANDY DUPRAS AND TED BURYLO

The Glacier Lake Claims are located approximately 263 miles North of Yellowknife, Northwest Territories and have the following description:

Schedule “A”

“GLACIER LAKE MINERAL BELT CLAIMS”

Name	Tag Number	Map Sheet	Acreage
GLAC 1	F54373	86K4/86L1	2065.00
GLAC 2	F54374	86K4	1807.75
ECHO	F54519	86K4	206.6
WATT	F59517	86K4	1911.05
		Total Acres	5,990.40